Exhibit 10.87
GENERAL CONTRACT FOR SERVICES

This contract for Service (this “Contract”) was made effective as of January 01, 2005 by and between Swiftnet Ltd of 960 High Road, London, UK N12 9RY, and Xfone, Inc. of 2506 Lakeland Drive, Suite 100, Jackson, MS 39232, USA. In this Contract, the party who is contracting to receive services will be referred to as “Swiftnet”, and the party who will be providing the services will be referred to as “Xfone”.

1.	DESCRIPTION OF SERVICE. Beginning on January 01, 2005, Xfone will provide to Swiftnet the following services (collectively, the “Services”);

Marketing, Finance and Operational Consultancy work related to customers and transactions that are based in and outside the United Kingdom.

2.	PAYMENT FOR SERVICES. In exchange for the Services Swiftnet will pay Xfone according to the following schedule:

5% of the total turnover of Swiftnet
5% on money raised from sources outside the UK.
Expenses.

3.	TERM. This Contract may be terminated by either party upon 30 days prior written notice to the other party. The payment terms will be reviewed at the end of each year.

4.
WORK PRODUCT OWNERSHIP. Any copyrightable works, ideas, discoveries, inventions, patents, products, or other information (collectively the “Work Product”) developed in whole or in part by Xfone in connection with the Services will be the exclusive property of Swiftnet. Upon request, Xfone will execute all documents necessary to confirm or perfect the exclusive ownership of Swiftnet to the Work Product.

5.
CONFIDENTIALITY. Xfone, and its employees, agents, or representatives will not at any time or in any manner, either directly or indirectly, use for the personal benefit of Xfone, or divulge, disclose, or communicate in any manner, any information that is proprietary to Swiftnet. Zfone and its employees, agents, and representatives will protect such information and treat it as strictly confidential. This provision will continue to be effective after the termination of this contract.

Upon termination of this Contract, Xfone will return to Swiftnet all records, notes, documents and other items that were used, created, or controlled by Xfone during the term of this Contract.

6.
REMEDIES. In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condition of this contract (including without limitation the failure to make a monetary payment when due), the other party may terminate the Contract by providing written notice to the defaulting party. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice shall have 30 days from the effective date of such notice to cure the default(s). Unless waived by a party providing notice, the failure to cure the default(s) within such time period shall result in the automatic termination of this Contract.

7.
ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Contract. This contract supersedes any prior written oral agreements between the parties.

8.
SEVERABILITY. If any provision of this Contract will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that nay provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

9.	AMENDMENT. This Contract may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

10.	GOVERNING LAW. This Contract shall be construed in accordance with the laws of the State of Missisppi.

11.
NOTICE. Any notice or communication required or permitted under this Contract shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the address set forth in the opening paragraph or to such other address as one party may have furnished to the other in writing.

12.	ASSIGNMENT. Neither party may assign or transfer this Contract without the prior written consent of the non-assigning party, which approval shall not be unreasonably withheld.

Service Recipient
Swiftnet Ltd

By: /s/ Guy Nissenson
Guy Nissenson

Service Provider
Xfone, Inc.

By: /s/ Guy Nissenson
Guy Nissenson